Exhibit 10.2

MOBILICOM LIMITED

A.C.N. 617 155 978

28 February 2017

Mr Campbell McComb

265 Richardson Street

MIDDLE PARK VIC 3206

Appointment as a Non-Executive Director to the Board of Mobilicom Limited

Dear Campbell,

We confirm your appointment as a Non-Executive Director of Mobilicom Limited [ACN 617 155 978] (“the Company”), and would like to take this opportunity to welcome you to the Board of Directors. To assist you in the fulfilment of your duties and responsibilities as a Non-Executive Director of the Company please read the following information and enclosures carefully and forward your Director’s Interest Declaration to the Company Secretary, Katherine Goland as soon as possible.

Fellow directors

Your fellow directors are Mr Oren Elkayam (Managing Director), Mr Yossi Segal (Proposed Executive Director) and Mr Mark Licciardo (Non-Executive Director). We all look forward to welcoming you to the Company.

Term of appointment

We confirm that you have been appointed by the Board of Directors to fill a casual vacancy. As such, you will be subject to re-election at the next general meeting of the Company. If re-elected at the general meeting your appointment will be for a further period not exceeding three years from the date of this appointment. At the conclusion of that three-year term you will again be subject to re-election by the shareholders at a general election. In accordance with the Board Charter (referred to below) the Board has adopted a process of periodic Board and individual Director evaluation. A recommendation by the Board as to your re-election will be dependent on your performance.

You may resign at any time upon three month’s written notice to the Board or your appointment being terminated in accordance with clauses 56 and 61 of the Company’s Constitution (“Constitution”). Notwithstanding the notice period above, should you elect to resign during your term as a Director, it is desirable for succession planning purposes that you give the Managing Director as much notice as possible.

Time commitment envisaged

Overall, we anticipate a time commitment of 8 -10 days per annum to complete your duties as a Non- Executive Director. This will include some travel and attendance at Board meetings, either by phone or in person, approximately every 10-12 weeks. General meetings of the Company usually occur once a year. The Company will reimburse you for travel and per diem expenses, as approved in writing in advance by the Company. International and local travel shall be based on the Company’s travel policy, as may be amended from time to time.

By accepting this appointment, you will be confirming that you are able to allocate sufficient time to meet the expectations of your role. The agreement of me (or my successor as Managing Director) should be sought before accepting additional committee appointments that might impact on the time you can devote to your role as a Non-Executive Director of the Company.

To prepare for meetings, Directors are expected to read Board papers and any other documents circulated to Directors. Board papers are normally provided at least 5 days prior to each scheduled Board meeting. However, from time to time there may be special circumstances in which it is necessary to present papers closer to, or at, a meeting, although it is expected that instances of the latter will be rare.

Expectations regarding involvement with committee work

The Board may, following listing, establish various Committees which may include:

1.	Audit, Risk & Compliance Committee; and

2.	Remuneration Committee.

You may be asked to join any Committees that are established. Each of these Committees, once established, will aim to meet a minimum of twice annually. Following the Company’s listing and the establishment of any of the above Committees, we would hope that you would choose to join at least two such Committees.

Company Constitution

The Board governs the internal management of the Company in accordance with the terms of the Constitution. The Constitution contains many procedural provisions including details of the following:

●	Circumstances in which an office of a Director becomes vacant;

●	Requirement to disclose Director interests and any matters that affect Director independence;

●	Remuneration and expenses; and

●	Indemnity and insurance arrangements.

For further information on other provisions refer to the attached Constitution.

Circumstances in which an office of director becomes vacant

Under clause 61 of the Constitution, the position of Director becomes immediately vacant if the Director:

1.	Ceases to be a Director by virtue of the Corporations Act 2001 (Cth) (the “Act”); or

2.	Is prohibited by the Act from holding office or continuing as a Director;

3.	Is prohibited from holding or is removed from the office of Director by an order made under the Act;

4.	Becomes bankrupt or makes any general arrangement or composition with his or her creditors;

5.	Cannot manage the Company because of his or her mental incapacity and is a person whose estate or property has had a personal representative or trustee appointed to administer it;

6.	Resigns from his or her office as Director by notice in writing to the Company;

7.	Is removed by a resolution of the Company; or

8.	Not being engaged abroad on the business of the Company, is absent from Director’s meetings for three (3) consecutive months without leave of absence from the other Directors.

Requirement to disclose Director’s interests and any matters that affect the Director’s independence

Clause 68 of the Constitution requires a Director to disclose to the Board actual or potential conflicts of interest that may or might reasonably be thought to exist between the interests of the Director and the interests of any other parties in carrying out the activities of the Company. This is consistent with section 191 of the Act that requires Directors to disclose a material personal interest to the other Directors when a conflict of interest arises.

If you have a conflict of interest you may give the other Directors of the Company standing notice of such conflict by giving written details of the nature and extent of the interest either to the Company Secretary or to the Directors at a Board meeting. If given to the Company Secretary, they will enter the conflict into the Register of Ongoing Conflicts of Interests and circulate a copy of the notice to each of the other Directors. Under this method the notice is considered given once each Director has received a copy.

Remuneration and expenses

Non-Executive Directors are paid fees out of the maximum aggregate amount approved by shareholders for the remuneration of Non-Executive Directors. The sum each Non-Executive Director is paid is determined by the Board. The total fees paid to Non-Executive Directors, are kept within the total approved by shareholders. The proposed level of fees for individual Non-Executive Directors for 2016-17 are a Base fee A$40,000 annually which payments will commence on the Company’s admission to the Official List of ASX. Non-Executive Directors are reimbursed for reasonable out of pocket expenses in accordance with procedures outlined in the Board Charter. The Company will reimburse you for travel and per diem expenses, as approved in writing in advance by the Company. International and local travel shall be based on the Company’s travel policy, as may be amended from time to time.

The Non-Executive remuneration policy is contained in the Board Charter.

Indemnity and insurance arrangements

Clause 80 of the Company’s Constitution allows the Company to provide Directors’ and Officers’ insurance for the benefit of the Directors. The Company currently has a Directors’ and Officers’ insurance policy.

Each of the current Directors has also entered into a Deed of Indemnity and Access, covering the subjects of indemnity of Directors, Directors’ and Officers’ Insurance, and access to Company documentation.

Board Charter

The Board Charter is a policy document stating the Board’s corporate governance activities and is an essential reference tool for all Directors. You are expected to adhere to the provisions of the Board Charter and the “spirit” of its terms. A copy of the Board Charter is attached and we suggest that you read it carefully prior to attending your first Board meeting.

Powers and duties of directors

The Act states that the business of a company is to be managed by, or under the direction of, the Directors. In doing so, the Directors may exercise all powers of the Company except those reserved by the Act or the Constitution (or Constitution) for general meetings.

In addition, the Act is the pre-eminent source of Directors’ duties. Broadly speaking, there are five fundamental duties that all directors have and these are enshrined in the Act in the following sections:

1.	A duty to act with due care and diligence - s. 180;

2.	A duty to act in good faith - s. 181;

3.	A duty not to gain an advantage by improper use of their position - s. 182;

4.	A duty not to misuse information - s. 183; and

5.	A duty not to trade while insolvent - s. 588G.

Requirement to disclose any matters that affect the director’s independence

In its Board Charter, the Company has adopted the ASX Corporate Governance Council’s definition of an independent director and is committed to moving towards having a majority of independent directors on the board. A determination of a Director’s independence is made following the appointment of the Director and each year all Directors’ are asked to reaffirm their status. However, Directors must also disclose any matter that affects their independence as soon as possible after the matter arises.

Trading policy governing dealings in securities (including any share qualifications) and related financial instruments by directors, including notification requirements

The Company has a Share Trading Policy which covers Directors, members of senior management and other employees likely to be in possession of unpublished price sensitive information. In addition, consistent with the law, all Directors are prohibited from trading in the Company’s securities while in the possession of unpublished price sensitive information concerning the Company. Unpublished price sensitive information is information regarding the Company, of which the market is not aware, that a reasonable person would expect to have a material effect on the price or value of the Company’s securities.

The completion of any such trade by a Director must be notified to the Company Secretary who in turn must advise the ASX.

Access to independent professional advice

The Board collectively and each Director (subject to the approval of the Managing Director which must not be unreasonably withheld) has the right to seek independent professional advice at the Company’s expense to assist them to carry out their responsibilities.

Confidentiality and rights of access to corporate information

Directors of the Company are often privy to sensit ive, confidential information. Consequently, all Directors have certain duties relating to that information, including:

1.	Keeping confidential information confidential;

2.	Not disclosing non-public information unless aut hori sed by the Board or legally mandated; and

3.	Not using such information for an im pro per purpose.

Directors have a statutory right to, in the event of legal proceedings, inspect the books of the Company (except its financial records) at all reasonable times. A Director has a right of access to the financial records at all reasonable times.

Former Directors have a statutory right to, in the event of legal proceedings initi at ed against such former Director(s), inspect the books of a company (including its financial records) for a period of seven years after ceasing to be a Director.

If you have any questions please do not hesitate to contact our Company Secretary, Katherine Goland. If you agree to these terms, please sign and return the duplicate of this letter and Director’s Interest Declaration to the Company Secretary.

Yours sincerely,

Oren Elkayam

Managing Director

Enclosures:

Director’s Interest Declaration

Company Constitution

Board Charter (including Committee Charters and company policies)

Documents to be provided upon listing:

Non -Disclosure Agreement

/s/ Campbell McComb

I agree to the terms contained in this letter.

Mr Campbell McComb

Date: 28/ 2/ 17

MOBILICOM LIMITED

ACN 617 155 978

DIRECTOR’S DECLARATION

To: The Board of Directors

I hereby disclose the following directorships that I currently hold, and directorships that I have held in listed companies over the past three years (please include dates):

ASX Listed Companies
Company	Position	Period (from/to)

Non ASX Listed Companies
Company	Position	Period (from/to)

Private Companies
Company	Position

I hereby disclose the following related party transactions to the Company:

I hereby disclose that I have the following direct and indirect interests in shares and options of Mobilicom Limited (an indirect interest is any holding by a party related to you. i.e. spouse or any company in which you are a director):

Direct Holding
Name security held in	Shares (qty)	Options (qty)

Indirect Holding
Name security held in	Shares (qty)	Options (qty)

Signed

/s/ Mr Campbell McComb

Date: 28/2/17